Exhibit 10.107

Participant Name

KOPPERS HOLDINGS INC.

RESTRICTED STOCK UNIT ISSUANCE AGREEMENT- Performance vesting

RECITALS

A.The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board (or the board of directors of any Parent or Subsidiary) and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to Participant under the Plan.

C.All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.Grant of Restricted Stock Units.  The Corporation hereby awards to Participant, as of the Award Date, Restricted Stock Units under the Plan. Except as otherwise provided in this Agreement, the Restricted Stock Units shall vest on March 1, 2019,  provided (i) the Participant continues in Service until March 1, 2019 and (ii) the pre-established performance objective tied to Relative TSR (as defined in Schedule I attached hereto) measured over a specified period is attained. Each Restricted Stock Unit which so vests shall entitle Participant to receive one share of Common Stock on the specified issue date. The number of shares of Common Stock subject to the awarded Restricted Stock Units, the applicable performance target for the vesting of those shares, the alternative and special vesting provisions which may become applicable to such shares, the date on which the vested shares shall become issuable (or, under certain circumstances, the cash equivalent thereof shall become payable) to Participant and the remaining terms and conditions governing the award (the “Award”) shall be as set forth in this Agreement.

AWARD SUMMARY

Award Date:	March 1, 2016
Target Number of Shares Subject to Award:

______________ shares of Common Stock (the “Shares”); provided, however, that the actual number of Restricted Stock Units shall be determined in accordance with the provisions of Schedule I attached hereto.

Vesting Schedule:

The Shares shall vest on March 1, 2019, provided (i) the Participant continues in Service until March 1, 2019 and (ii) the Performance Objective set forth in the attached Schedule I is attained over the Measurement Period.  However, the Shares may also vest in accordance with the special vesting provisions of Paragraph 5 of this Agreement.

Issuance Schedule:

The Shares in which Participant vests in accordance with the foregoing Vesting Schedule shall become issuable on March 1, 2019 (or upon the date of an earlier Change in Control, or six months after the date of an earlier involuntary termination other than for Misconduct following a Change in Control, if so provided herein) (the “Issue Date”). The actual issuance of the Shares shall be subject to the Corporation’s collection of all applicable Withholding Taxes and shall be effected on the applicable Issue Date or as soon as administratively practicable thereafter, but in no event later than the close of the calendar year in which such Issue Date occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following such Issue Date.  The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 7 of this Agreement.

Notwithstanding the foregoing, or anything contained herein to the contrary, the Committee has the discretion to provide for the payment of vested Shares in cash, rather than Shares.  In the event the Committee exercises such discretion, all references herein to payment in Shares or the right to receive Shares shall be replaced with references to payment in cash and/or the right to receive payment in cash equal to the Fair Market Value of the Shares on the date the Committee certifies the attainment of the Performance Objective.

2.Limited Transferability.  Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the Award or the underlying Shares; provided, however, any Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may make a beneficiary designation for this Award at any time by filing the appropriate form with the Plan Administrator or its designee.

3.Cessation of Service. Except as otherwise provided in Paragraph 5 below, should Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award will be immediately cancelled with respect to those unvested Shares. Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

4.Stockholder Rights and Dividend Equivalents

(a)The holder of this Award shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Withholding Taxes.

(b)Notwithstanding the foregoing, should any stock dividend, whether regular or extraordinary, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then Participant shall automatically be credited with an additional number of Restricted Stock Units equal to the number of shares of Common Stock which would have been paid on the Shares (plus the number of additional shares previously credited to Participant pursuant to the dividend equivalent right provisions of this Paragraph 4) at the time subject to this Award had those Shares been actually issued and outstanding and entitled to that dividend.  The additional Restricted Stock Units so credited shall vest at the same time as the Shares to which they relate and shall be distributed to Participant concurrently with the issuance of those Shares on the applicable Issue Date.  However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution.

(c)Notwithstanding the foregoing, should any cash dividend, whether regular or extraordinary, be declared and paid on the outstanding Common Stock while one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a dollar amount equal to the amount of that dividend paid per share multiplied by the number of Restricted Stock Units at the time subject to this Award (plus the number of additional shares previously credited to Participant pursuant to the dividend equivalent right provisions of this Paragraph 4) as of the record date for the dividend.  As of the first business day in January each year, the cash dividend amounts credited to the special book account during the immediately preceding calendar year shall be converted into a book entry of an additional number of Restricted Stock Units determined by dividing (i) those cash dividend equivalent amounts by (ii) the average of the Fair Market Value per share of Common Stock on each of the dates in the immediately preceding calendar year on which those dividends on the outstanding Common Stock were paid.  The additional Restricted Stock Units so credited shall vest at the same time as the Shares to which they relate and shall be distributed to Participant concurrently with the issuance of those Shares on the applicable Issue Date.  However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution.

5.Special Vesting/Change in Control.

(a)Should Participant’s Service terminate by reason of his or her Retirement, death or Permanent Disability prior to March 1, 2019, then on March 1, 2019, Participant shall vest in a number of Shares equal to the number of Shares (if any) in which Participant would have been vested at March 1, 2019 had Participant continued in the Corporation’s Service through March 1, 2019 multiplied by a fraction, the numerator of which is the number of full months of Service Participant completed between the Award Date and the termination of Participant’s Service, and the denominator of which is thirty-six (36).  In the event of the termination of Participant’s Service due to Participant’s Retirement, such vesting shall be conditioned upon Participant’s compliance with the conditions of Section 9 through March 1, 2019.

(b)Any Restricted Stock Units subject to this Award at the time of a Change in Control may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash retention program of the successor entity which preserves the Fair Market Value of the unvested shares of Common Stock subject to the Award at the time of the Change in Control and provides for subsequent payout of that value in accordance with the same (or more favorable) vesting schedule in effect for the Award at the time of such Change in Control.  In the event of such assumption or continuation of the Award or such replacement of the Award with a cash retention program, no accelerated vesting of the Restricted Stock Units shall occur at the time of the Change in Control.  However, in the event that the Change in Control occurs prior to the end of the Measurement Period, the vesting provisions in effect for the Award following the Change in Control shall no longer be tied to the attainment of the full Performance Objective set forth in Schedule I and shall instead be converted into the following vesting schedule:  The Award (whether in its assumed or continued form or as converted into a cash retention program) shall vest with respect to the number of Shares (or the amount of cash) determined under Section 5(c) below upon Participant’s continuation in Service through March 1, 2019.  Following the completion of such Service vesting period, the securities, cash or other property underlying the vested Award shall be issued on the applicable Issue Date.  The Award may also vest in accordance with the special vesting provisions of Paragraphs 5(a) and (e) of this Agreement.

(c)In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time.  However, in the event that the Change in Control occurs within the first eighteen (18) months of the Measurement Period, the Award shall remain outstanding and eligible for Service vesting under the terms of this Agreement with respect only to the number of Shares (as so adjusted) that would have been earned pursuant to the Performance Objective identified in Schedule I if the Corporation’s performance at the end of the Measurement Period was at the Target level.  In the event that the Change in Control occurs on or after the first day of the nineteenth (19th) month of the Measurement Period and prior to the end of the Measurement Period, the Award shall remain outstanding and eligible for Service vesting under the terms of this Agreement only with respect to the number of Shares (as so adjusted) that would have been earned pursuant to the Performance Objective identified in Schedule I (pro-rated through the date of the Change in Control) based on the Corporation’s actual performance through the effective date of the Change in Control.  To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the Restricted Stock Units subject to the Award at that time, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.  In the event the Award is converted into a cash retention program, the amount of cash subject to the Award under such program shall be equal to the value of the number of Shares determined in accordance with the foregoing provisions of this Section 5(c) as of the effective date of the Change in Control (based on the per-share value of the consideration received by holders of the outstanding Common Stock in connection with the Change in Control), plus credited interest or earnings through the Issue Date as determined under the terms of such cash retention program.

(d)If (i) the Change in Control occurs on or after the end of the Measurement Period but prior to March 1, 2019 or (ii) if the Change in Control occurs prior to the end of the Measurement Period but the Restricted Stock Units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash retention program in accordance with Paragraph 5(b), then (i) if the Change in Control occurs within the first eighteen (18) months of the Measurement Period, a number of units equal to the number of Shares that would have been earned pursuant to the Performance Objective identified in Schedule I if the Corporation’s performance at the end of the Measurement Period was at the Target level (less any Shares in which Participant is at the time vested) will vest immediately prior to the closing of the Change in Control and (ii) if the Change in Control occurs on or after the first day of the nineteenth (19th) month of the Measurement Period, a number of units equal to the number of Shares that have been earned pursuant to the Performance Objective identified in Schedule I (pro-rated through the date of the Change in Control if it occurs prior to the end of the Measurement Period) based on the Corporation’s actual performance through the earlier of the effective date of the Change in Control or the end of the Measurement Period will vest immediately prior to the closing of the Change in Control.  The Shares that vest under this subparagraph (d) will be issued on the Issue Date triggered by the Change in Control (or otherwise converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of that Change in Control and distributed at the same time as such stockholder payments), subject to the Corporation’s collection of the applicable Withholding Taxes pursuant to the provisions of Paragraph 7.  For purposes of this Section 5(d), the Issue Date shall be the effective date of the Change in Control so long as it qualifies as a “change in the ownership or effective control” of the Corporation within the meaning of Section 409A(a)(2)(A)(v) of the Code and regulations thereunder.  If it does not so qualify, the Issue Date shall be March 1, 2019.

(e)Upon an involuntary termination of Participant’s Service for reasons other than Misconduct within twenty-four (24) months following a Change in Control transaction which does not otherwise result in the accelerated vesting of the Restricted Stock Units pursuant to the provisions of subparagraph (d) of this Paragraph 5 and prior to March 1, 2019, a number of units equal to the number of Shares that would have been earned pursuant to Section 5(c) shall vest on such date of termination. Any unvested cash account maintained on Participant’s behalf pursuant to the cash retention program established in accordance with subparagraph (b) of this Paragraph 5 shall also vest at the time of such involuntary termination.  The Issue Date for such vested Shares or cash shall be six months after the date of termination (or, if earlier, March 1, 2019), so long as the Change in Control qualifies as a “change in the ownership or effective control” of the Corporation within the meaning of Section 409A(a)(2)(A)(v) of the Code and regulations thereunder.  If it does not so qualify, the Issue Date shall be March 1, 2019.

(f)This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.Adjustment in Shares.  In the event of any of the following transactions affecting the outstanding shares of Common Stock as a class without the Corporation’s receipt of consideration: any stock split, stock dividend, spin-off transaction, extraordinary distribution (whether in cash, securities or other property), recapitalization, combination of shares, exchange of shares or other similar transaction affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or in the event of a substantial reduction to the value of the outstanding shares of Common Stock by reason of a spin-off transaction or extraordinary distribution, then equitable adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in such manner as the Plan Administrator deems appropriate in order to reflect such change and thereby prevent the dilution or enlargement of benefits hereunder.  In determining such adjustments, the Plan Administrator shall take into account any amounts credited to Participant pursuant to the dividend equivalent right provisions of Paragraph 4 in connection with such transaction, and the determination of the Plan Administrator shall be final, binding and conclusive.

7.Collection of Withholding Taxes.

(a)Upon the applicable Issue Date, the Corporation shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the applicable number of underlying shares of Common Stock, subject, however, to the Corporation’s collection of the applicable Withholding Taxes.

(b)Until such time as the Corporation provides Participant with written or electronic notice to the contrary, the Corporation shall collect Withholding Taxes required to be withheld with respect to the vesting or issuance of the vested Shares hereunder (including shares attributable to the dividend equivalent rights provided under Paragraph 4) through an automatic share withholding procedure pursuant to which the Corporation will withhold, at the time of such vesting or issuance, a portion of the Shares with a Fair Market Value (measured as of the vesting or issuance date, as applicable) equal to the amount of those taxes (including taxes resulting from such withholding) (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Corporation‘s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income. Participant shall be notified in writing or electronically in the event such Share Withholding Method is no longer available.

(c)Should any Shares (including shares attributable to the dividend equivalent rights provided under Paragraph 4) vest or be issued at a time when the Share Withholding Method is not available, then the Withholding Taxes required to be withheld with respect to those Shares shall be collected from Participant through either of the following alternatives:

-Participant’s delivery of his or her separate check payable to the Corporation in the amount of such taxes, or

-the use of the proceeds from a next-day sale of the Shares issued to Participant, provided and only if (i) such a sale is permissible under the Corporation’s trading policies governing the sale of Common Stock, (ii) Participant makes an irrevocable commitment, on or before the Issue Date for those Shares, to effect such sale of the Shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(d)Except as otherwise provided in Paragraph 5 and Paragraph 4, the settlement of all Restricted Stock Units which vest under the Award shall be made solely in shares of Common Stock.  In no event, however, shall any fractional shares be issued.  Accordingly, the total number of shares of Common Stock to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

8.Compliance with Laws and Regulations.  The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Common Stock may be listed for trading at the time of such issuance.

9.Additional Conditions.

(a)The Corporation may cancel this Award, and Participant shall cease to have any further right to the underlying shares at any time Participant is not in compliance with this Agreement, the Plan and the following conditions:

(i)Participant shall not render services for any organization or engage, directly or indirectly, in any business which, in the judgment of the Plan Administrator or, if delegated by the Plan Administrator to the Chief Executive Officer, in the judgment of such officer, is or becomes competitive with the Corporation or any Affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of the Corporation or any Affiliate. Such judgment shall be based on Participant’s positions and responsibilities while employed by the Corporation or an Affiliate, Participant’s post-Service responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Corporation or an Affiliate and the other organization or business, the effect on customers, suppliers and competitors of Participant’s assuming the post-Service position and such other considerations as are deemed relevant given the applicable facts and circumstances. Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over the counter, and such investment does not represent a substantial investment to Participant or a greater than one percent (1%) equity interest in the organization or business.

(ii)Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation’s business, any secret or confidential information, knowledge or data, relating to the business of the Corporation or an Affiliate in violation of his or her agreement with the Corporation or the Affiliate.

(iii)Participant shall disclose promptly and assign to the Corporation or the Affiliate all right, title and interest in any invention or idea, patentable or not, made or conceived by Participant during employment by the Corporation or the Affiliate, relating in any manner to the actual or anticipated business, research or development work of the Corporation or the Affiliate and shall do anything reasonably necessary to enable the Corporation or the Affiliate to secure a patent where appropriate in the United States and in foreign countries.

(iv)Participant shall not in any way, directly or indirectly (a) induce or attempt to induce any employee of the Corporation to quit employment with the Corporation; (b) otherwise interfere with or disrupt the Corporation’s relationship with its employees; (c) solicit, entice, or hire away any employee of the Corporation; or (d) hire or engage any employee of the Corporation or any former employee of the Company whose employment with the Corporation ceased less than one (1) year before the date of such hiring or engagement.

(v)Participant will not divert or attempt to divert from the Corporation any business the Corporation had enjoyed or solicited from its customers during the two (2) years prior to the diversion or attempted diversion of such business.

(vi)Participant shall not make any disparaging statements about the Corporation to any of the Corporation’s past, present, or future customers, employees, clients, contractors, vendors, or to the media or to any other person either orally or by any other medium of communication, including internet communication.  As used herein, the term "disparaging statement" means any communication, oral or written, which would cause or tend to cause humiliation or embarrassment or to cause a recipient of such communication to question the business condition, integrity, product, service, quality, confidence, or good character of the Corporation.

(b)Notwithstanding any other provision of the Plan or this Agreement, the Plan Administrator in its sole discretion may cancel this Award at any time prior to the issuance of the Shares, if the employment of Participant shall be terminated, other than by reason of death, unless the conditions in this Section 9 are met.

(c)Failure to comply with the conditions of this Section 9 prior to, or during the six months after, any payment or delivery pursuant to this Award shall cause the issuance of the Shares to be rescinded. The Corporation shall notify Participant in writing of any such rescission within two (2) years after such delivery of the Shares and within ten (10) days after receiving such notice, Participant shall either return the delivered Shares to the Corporation or pay to the Corporation the amount of the proceeds recognized upon any sale or other disposition of those Shares.

(d)Upon delivery of the Shares pursuant to this Award, the Plan Administrator may require Participant to certify on a form acceptable to the Plan Administrator, that Participant is in compliance with the terms and conditions of the Plan and this Agreement.

(e)This Award, and the right to receive and retain any Shares or cash payments covered by this Award, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under any “clawback” or similar policy of the Corporation in effect on the Award Date or that may be established thereafter, including any modification or amendment thereto, or as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law.

10.Notices.  Any notice required to be given or delivered to the Secretary of the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate office at 436 Seventh Avenue, Pittsburgh, PA 15219.  Except to the extent electronic notice is expressly authorized hereunder, any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on this Agreement.  All notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11.Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

12.Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

13.Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without resort to Pennsylvania’s conflict-of-laws rules.

14.Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause, unless such rights are otherwise limited pursuant to a separate agreement between the Corporation (or any Parent or Subsidiary) and Participant.

15.Section 409A.  This Award is intended to be excepted from coverage under, or compliant with the provisions of, Section 409 of the Code and the regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly.  Notwithstanding the foregoing or any provision of the Plan to the contrary, if the Award is subject to the provisions of Section 409A (and not excepted therefrom), the provisions of the Plan and this Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).  If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Participant agrees that the Corporation may, without the consent of Participant, modify the Agreement and the Award to the extent and in the manner the Corporation deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that the Corporation deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be taxable thereunder. Notwithstanding, the Corporation makes no representations and/or warranties with respect to compliance with Section 409A, and Participant recognizes and acknowledges that Section 409A could potentially impose upon Participant certain taxes or interest charges for which Participant is and shall remain solely responsible.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

KOPPERS HOLDINGS INC.

By:

Title:	President and CEO

, PARTICIPANT

Signature:

Address:

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.Affiliate means any entity that, directly or through one or more intermediaries, is controlled by the Corporation, and any entity in which the Corporation has a significant equity interest as determined by the Plan Administrator.

B.Agreement shall mean this Restricted Stock Unit Issuance Agreement.

C.Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.

D.Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

E.Board shall mean the Corporation’s Board of Directors.

F.Change in Control of the Corporation shall have occurred in the event that:

(i)a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a “person” within the meaning of Sections 13(d)(3) of the 1934 Act, other than the Corporation, a majority-owned subsidiary of the Corporation or an employee benefit plan of the Corporation or such subsidiary (or such plan’s related trust), become(s) the “beneficial owner” (as defined in Rule 13d-3 under the Act) of fifty percent (50%) or more of the then outstanding voting stock of the Corporation;

(ii)during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (together with any new  Board member whose election by the Corporation’s Board or whose nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the Board members then still in office who either were Board members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board members then in office;

(iii)all or substantially all of the business of the Corporation is disposed of pursuant to a merger, consolidation or other transaction in which the Corporation is not the surviving corporation or the Corporation combines with another company and is the surviving corporation (unless the Corporation’s stockholders immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Corporation or (y) the combined company);

(iv)the closing of the sale of all or substantially all of the assets of the Corporation or a liquidation or dissolution of the Corporation; or

(v)the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation  of beneficial ownership (within the meaning of Rule 13d-3 of the Act) of securities possessing more than twenty percent (20%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

G.Code shall mean the Internal Revenue Code of 1986, as amended.

H.Common Stock shall mean shares of the Corporation’s common stock.

I.Corporation shall mean Koppers Holdings Inc., a Pennsylvania corporation, and any successor corporation to all or substantially all of the assets or voting stock of Koppers Holdings Inc. which shall by appropriate action adopt the Plan.

J.Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K.Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)If the Common Stock is at the time traded on the Nasdaq Global Market, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the Nasdaq Global Market on the date in question, as such price is reported by the National Association of Securities Dealers for that particular Stock Exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L.Measurement Period shall mean the period over which the Performance Objective is to be measured. That period shall be the three (3)-year period measured from January 1, 2016 to December 31, 2018.

M.Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Participant, any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or this Agreement, to constitute grounds for termination for Misconduct.

N.1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

O.Participant shall mean the person to whom the Award is made pursuant to the Agreement.

P.Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Q.Permanent Disability shall mean the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or to be of continuous duration of twelve (12) months or more.

R.Plan shall mean the Corporation’s Amended and Restated 2005 Long-Term Incentive Plan.

S.Plan Administrator shall mean the committee(s) designated by the Board to administer the Plan.

T.Retirement shall mean Participant’s voluntary termination from Service (i) on or after his attainment of age sixty five (65), or (ii) on or after his attainment of age 55 with at least ten (10) years of service, or involuntary termination from Service with at least thirty (30) years of service other than in connection with a termination for Misconduct.  “Years of service” means Participant’s total number of years of “accumulated service” as such term is defined with respect to salaried employees under the Retirement Plan for Koppers Inc. (regardless of whether Participant is eligible to receive a benefit under such plan).

U.Service shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

V.Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Market or the New York Stock Exchange.

W.Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

X.Withholding Taxes shall mean the federal, state and local income and employment taxes required to be withheld by the Corporation in connection with the vesting and concurrent issuance of the shares of Common Stock under the Award, including any additional shares resulting from the dividend equivalent right provisions of the Award.

SCHEDULE I

PERFORMANCE OBJECTIVE

One hundred percent (100%) of the Restricted Stock Units shall vest on March 1, 2019,  provided (i) the Participant continues in Service until March 1, 2019 and (ii) the realization of “Relative TSR” at the 50th percentile of the Peer Group over the three (3)-year period measured from January 1, 2016 to December 31, 2018 (the “Measurement Period”).

The actual number of Restricted Stock Units to vest on March 1, 2019 (provided Participant continues in Service until March 1, 2019) shall be determined in accordance with the following chart:

Performance Level	Relative TSR	% of Restricted Stock Units Vesting
Outstanding	80th percentile Or above	200%
	70th percentile	150%
Target	50th percentile	100%
	35th percentile	50%
Threshold	25th percentile Or below	0%

If the Corporation’s performance falls within the range of the Threshold and Target or the Target and Outstanding achievement levels, then the number of Restricted Stock Units will be calculated based on a linear interpolation between the 0% and 50% levels, or the 50% and 100% levels, or the 100% and 150% levels, or the 150% and 200% levels, respectively. However, if the Company’s TSR is negative for the performance period, any potential payout will be capped at 100% (or target).

The term, "Relative TSR" shall mean total stockholder return relative to the peer group (listed below).  The performance period will be January 1, 2016 to December 31, 2018, and TSR results will be calculated in early January at the end of the performance period defined above.  TSR for the Company and each company in the peer group will be determined as follows:  TSR equals (Ending Stock Price plus Value of Reinvested Dividends during performance period) divided by Starting Stock Price.  Starting and Ending Stock Price will be average closing price for the prior two calendar months, and the Company will be “included” in the peer group for performance calculations and rankings.

The Company’s performance shall be compared to the peer group which consists of the  (approximately 37) companies from the S&P SmallCap 600 Materials Index.  In the event any of the foregoing companies is no longer publicly traded as of December 31, 2018, such company will be excluded from the Relative TSR calculation; provided, however, that if any of the above companies liquidates or files for bankruptcy, it will automatically be deemed in last place for purposes of the Relative TSR calculation.